Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-190123, 333-171011, 333-147724, 333-14006 and 333-9546 on Form S-8 of our report dated April 19, 2012, relating to the consolidated financial statements of Luxottica Group S.p.A. appearing in this Annual Report on Form 20-F of Luxottica Group S.p.A. for the year ended December 31, 2013.

/s/ Deloitte & Touche S.p.A.

Milan, Italy
April 29, 2014